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                                                        DIY HOME WAREHOUSE, INC.
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CONTACT: CLIFFORD L. REYNOLDS,     5811 Canal Road
PRESIDENT AND CHIEF EXECUTIVE      Valley View, Ohio  44125
OFFICER;   ERIC I. GLASSMAN,
CHIEF FINANCIAL OFFICER
DIY Home Warehouse, Inc.
Phone  216 328 5100
Fax 216 328 5134


PRESS RELEASE
                                                                    ITEM 7 - 1.1




CLEVELAND, OHIO, NOVEMBER 20, 1998: D.I.Y. Home Warehouse, Inc. (Nasdaq NNM:
DIYH) today announced that it will close two of its stores.

Bedford, Ohio
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The Company announced that it will close its Bedford, Ohio store located at
19380 Rockside Road. The Company will be redeveloping this location. The Bedford store was originally opened to relieve some of the sales and traffic pressures at the Company's nearby North Randall store at 4601 Northfield Road. Competitive and real estate issues have eliminated the need for these duplicative locations.

North Canton, Ohio
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The Company announced that it will close its North Canton, Ohio store located at
5800 Whipple Avenue. The Company will be redeveloping this location. DIY will continue to serve the North Canton market from its store at 2234 South Arlington Road in South Akron, as well as from its other Akron locations.

The Company plans to offer alternative employment for store personnel who request it.

DIY Home Warehouse will continue to operate fourteen stores in Northeastern
Ohio.



- For Release November 25, 1998